News Release

SPRINT REPORTS RESULTS FOR FOURTH FISCAL QUARTER OF 2014

•	Operating Income of $318 million and Adjusted EBITDA* of $1.7 billion

•	1.2 million Sprint platform net additions compared to net losses of 383,000 in the prior year quarter

◦	Postpaid net additions of 211,000 compared to net losses of 231,000 in the prior year quarter

◦	Postpaid phone losses of 201,000 improved sequentially for the fourth consecutive quarter and improved by nearly 500,000 year-over-year

◦	Prepaid net additions of 546,000 led the industry for second consecutive quarter and compared to net losses of 364,000 in the prior year quarter

◦	Wholesale net additions of 492,000 increased from 212,000 in the prior year quarter

•	Postpaid net port positive for the quarter - first time in nearly three years

•	Sprint platform postpaid churn of 1.84 percent improved 46 basis points sequentially from 2.30 percent last quarter

•	Expanded company-owned distribution by opening 1,435 co-branded Sprint-RadioShack stores

•	Launched industry-first Sprint Direct 2 You service

•	4G LTE coverage now reaches nearly 280 million people equaling 87 percent of U.S. population

OVERLAND PARK, Kan. - May 5, 2015 - Sprint Corporation (NYSE: S) today reported operating results for the fourth fiscal quarter of 2014, including 1.2 million Sprint platform net additions, the highest number in nearly three years. The company recorded significantly better postpaid churn of 1.84 percent, and for the fourth consecutive quarter, reduced postpaid phone losses. In addition, the company reported operating income of $318 million and Adjusted EBITDA* of $1.7 billion.

“I am proud of the team for successfully executing the first phase of our strategy to stop the decline in customers. We are now one quarter into the second phase, focusing on attracting more quality customers, retaining our customers through a better customer experience and continuously improving the network,” said Sprint CEO Marcelo Claure. “As a result, Sprint platform net additions were the highest in nearly three years, postpaid churn dropped by 46 basis points sequentially, and the network received more awards in major markets, all of which will position the company for profitable growth.”

1.2 Million Sprint Platform Net Additions

•
Sprint platform net additions of 1.2 million compared to 967,000 in the prior quarter and net losses of 383,000 in the prior year quarter. The year-over-year improvement was mostly driven by growth in the prepaid business and fewer postpaid phone customer losses.

•
Postpaid net additions of 211,000 compared to 30,000 in the prior quarter and net losses of 231,000 in the prior year quarter. The 442,000 year-over-year improvement was due to both higher prime credit quality gross additions and lower churn.

◦	Net port positive for the first time in nearly three years.

◦
Postpaid phone losses of 201,000 compared to losses of 205,000 in the prior quarter and 693,000 in the prior year quarter. The 492,000 year-over-year improvement was driven by lower churn and higher prime credit quality gross additions.

◦	Postpaid tablet net additions of 349,000 compared to 189,000 in the prior quarter and 516,000 in the prior year quarter.

•
Prepaid net additions of 546,000 led the industry for the second consecutive quarter and compared to 410,000 in the prior quarter and net losses of 364,000 in the prior year quarter. The 910,000 year-over-year improvement was mostly due to growth in the Boost Mobile brand.

•	Wholesale net additions of 492,000 compared to 527,000 in the prior quarter and 212,000 in the prior year quarter. The year-over-year growth was mostly driven by connected devices.

Solid Progress on Customer Retention Efforts
Sprint has focused on reducing postpaid churn by increasing credit standards, embracing customer demand to upgrade to the latest devices and continuing to improve the network experience. The company has also placed greater emphasis on Net Promoter Score (NPS), a measure of customer loyalty, by establishing a chief experience officer dedicated to improving this metric and by linking NPS improvement to every employee’s compensation. These actions, among others, have resulted in improvement in several customer retention metrics during the quarter.

•	Sprint platform postpaid churn of 1.84 percent improved 46 basis points from 2.30 percent last quarter, the best sequential improvement in nearly seven years.

•	Best sequential improvement in Sprint platform postpaid voluntary churn in nearly 11 years.

•	NPS improved from a negative score in mid-2014 to the highest level in nearly two years in March.

Enhancing the Customer Experience
Last month Sprint introduced several new innovative programs and features to further enhance the customer experience.

•
Sprint Direct 2 You is an industry-first program that is expected to transform the mobile phone buying experience by taking the retail store experience to the customer. With this personalized white glove service, a Sprint-trained expert will take a mobile device to a customer's location, set it up and transfer all of their content from their old device.

•
Free International Value Roaming when added to a domestic service plan gives customers the ability to travel to major areas in Latin America, Europe and Japan and roam with up to 2G speeds at no additional charge. Additionally, they can send unlimited text messages for no extra charge and call anywhere in the world from these areas for 20 cents per minute. More international locations are expected to be added to the service over time.

•
Free Wi-Fi Calling for iPhone® dramatically expands coverage and connectivity options for customers with service on iPhone 6, iPhone 6 Plus, iPhone 5c and iPhone 5s. Including the rich portfolio of Wi-Fi calling Android devices, Sprint now has 27 total devices capable of experiencing the benefits of Wi-Fi calling.

Continuing to Attract Quality Customers
Sprint is not only focused on attracting more customers but also better quality customers. With innovative offerings such as the Cut Your Bill in Half event and the industry’s only device leasing program, the company has seen improvement in customer acquisition on the Sprint platform.

•	Postpaid gross additions grew 11 percent year-over-year.

•	Postpaid phone gross additions with prime credit quality grew 65 percent year-over-year.

•	Prepaid gross additions were highest on record, growing 41 percent year-over-year.

Expanding Distribution
Sprint recently doubled its company-owned retail footprint by opening 1,435 Sprint-RadioShack co-branded stores and expects to have the “store-within-a-store” retail model fully operationalized over the next couple of quarters, providing a rapid and cost-effective expansion of the company’s distribution. The company will also continue to seek innovative ways, such as Sprint Direct 2 You, to further expand Sprint-branded distribution and achieve a more competitive position within the industry.

Quarterly Financial Results

•
Net operating revenues of $8.3 billion were down seven percent year-over-year, as lower wireless service revenues mostly driven by customer shifts to rate plans associated with device financing options were partially offset by higher equipment revenue.

•
Consolidated Adjusted EBITDA* of $1.7 billion declined five percent from the prior year period, as lower service revenues were partially offset by lower net subsidy expenses related to the introduction of device financing options, including leasing for which no cost of products expense is recorded at the point of sale, and lower cost of services expense due to the completion of the 3G and voice network replacement.

•	Operating income of $318 million was down from $420 million in the year-ago quarter, primarily due to higher depreciation expense.

•
Net loss of $224 million, or $.06 per share, compared to a net loss of $151 million, or $.04 per share, in the year-ago period, as lower operating income was partially offset by lower income tax expense.

•
Total liquidity was $7.5 billion at the end of the quarter, including $4.2 billion of cash, cash equivalents and short-term investments and $3.3 billion of undrawn borrowing capacity under the revolving bank credit facility and service receivables facility. The company also currently has $1.4 billion of availability under vendor financing agreements that can be utilized toward the purchase of 2.5 GHz network equipment. Additionally, in April Sprint amended the service receivables facility and increased its size from $1.3 billion to $3.3 billion by including equipment receivables.

Network Performance #GettingBetterEveryDay
Sprint is focused on leveraging its spectrum portfolio to provide a network that delivers the consistent reliability, capacity and speed that customers demand. During the quarter, Sprint continued to build out 4G LTE on the 800 MHz and 2.5 GHz spectrum and total LTE coverage now reaches nearly 280 million people.

Independent mobile analytics firm RootMetrics® acknowledged the company’s significant network improvements in their second half 2014 Mobile Network Performance Review Report. Since that time, Sprint has been awarded a total of 104 first place (outright or shared) RootScore Awards for overall, reliability, speed, data, call, or text network performance in the 77 markets measured to date in the first half of 2015, including these notable achievements.

City	Category	2H14 Ranking	1H15 Ranking
Pittsburgh, PA	Reliability & Call Performance	3rd, Shared 2nd	Shared 1st
San Antonio, TX	Reliability & Call Performance	Shared 2nd, Shared 1st	Shared 1st
St. Louis, MO	Reliability & Call Performance	Shared 3rd, Shared 1st	Shared 1st
Jacksonville, FL	Reliability & Call Performance	Shared 3rd, Shared 1st	Shared 1st
Miami, FL	Call Performance	3rd	Shared 1st
Las Vegas, NV	Overall Performance	4th	Shared 1st
Denver, CO	Speed	Shared 3rd	Shared 1st
Salt Lake City, UT	Speed	Shared 3rd	Shared 1st
Dayton, OH	Speed	4th	Shared 1st
Atlanta, GA	Text Performance	3rd	Shared 1st

Disclaimer: Rankings based on RootMetrics 2nd Half 2014 Mobile Network Performance Review Report, published February 10, 2015 and 77 RootMetrics (January 1 - April 7, 2015) RootScore Reports for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. The RootMetrics award is not an endorsement of Sprint. Your results may vary. See www.rootmetrics.com for details.

“In our first half 2015 RootMetrics studies, a selection of top population metro areas have seen improvements in Sprint’s network performance, including reliability, call and speed,” said Bill Moore, CEO of independent mobile analytics firm RootMetrics. “This is great news for Sprint customers in these areas who are benefiting from the investment Sprint has made in these markets.”

Outlook

•	The company expects fiscal 2015 Adjusted EBITDA* to be between $6.5 and $6.9 billion.

•	The company expects fiscal 2015 accrued capital expenditures to be approximately $5 billion, excluding the impact of leased devices sold through indirect channels.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. ET Tuesday, May 5, 2015

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 21947319)

◦	International: 706-679-4164 (ID: 21947319)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results, including the “Quarterly Investor Update,” is available on our Investor Relations website
Contact Information

•	Media Contact: Scott Sloat, 240-855-0164, scott.sloat@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, investor.relations@sprint.com

Financial results in the enclosed tables include a predecessor period related to the results of operations of Sprint Communications, Inc. (formerly Sprint Nextel) prior to the closing of the SoftBank transaction on July 10, 2013, and the applicable successor periods. In order to present financial results in a way that offers investors a more meaningful comparison of the year-to-date results, we have combined the 2013 results of operations for the predecessor and successor periods. For additional information, please reference the section titled Financial Measures. Trended financial performance metrics on a combined basis can also be found at our Investor Relations website at www.sprint.com/investors.

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (2)	211	30	(231)	(212)	(339)
Prepaid (3)	546	410	(364)	449	(444)
Wholesale and affiliate	492	527	212	2,349	467
Total Sprint platform	1,249	967	(383)	2,586	(316)
Nextel platform:
Postpaid (2)	—	—	—	—	(1,060)
Prepaid (3)	—	—	—	—	(255)
Total Nextel platform	—	—	—	—	(1,315)
Transactions:
Postpaid (2)	(41)	(49)	(102)	(218)	(583)
Prepaid (3)	(18)	(39)	(51)	(189)	(230)
Wholesale	22	13	69	75	107
Total transactions	(37)	(75)	(84)	(332)	(706)

Total retail postpaid net additions (losses)	170	(19)	(333)	(430)	(1,982)
Total retail prepaid net additions (losses)	528	371	(415)	260	(929)
Total wholesale and affiliate net additions	514	540	281	2,424	574
Total Wireless Net Additions (Losses)	1,212	892	(467)	2,254	(2,337)

End of Period Connections (in thousands)
Sprint platform:
Postpaid (2)	29,706	29,495	29,918	29,706	29,918
Prepaid (3)	15,706	15,160	15,257	15,706	15,257
Wholesale and affiliate	10,725	10,233	8,376	10,725	8,376
Total Sprint platform	56,137	54,888	53,551	56,137	53,551
Nextel platform:
Postpaid (2)	—	—	—	—	—
Prepaid (3)	—	—	—	—	—
Total Nextel platform	—	—	—	—	—
Transactions: (a)
Postpaid (2)	368	409	586	368	586
Prepaid (3)	361	379	550	361	550
Wholesale	275	253	200	275	200
Total transactions	1,004	1,041	1,336	1,004	1,336

Total retail postpaid end of period connections	30,074	29,904	30,504	30,074	30,504
Total retail prepaid end of period connections	16,067	15,539	15,807	16,067	15,807
Total wholesale and affiliate end of period connections	11,000	10,486	8,576	11,000	8,576
Total End of Period Connections	57,141	55,929	54,887	57,141	54,887

Supplemental Data - Connected Devices
End of Period Connections (in thousands)
Retail postpaid	1,320	1,180	968	1,320	968
Wholesale and affiliate	5,832	5,175	3,882	5,832	3,882
Total	7,152	6,355	4,850	7,152	4,850

Churn
Sprint platform:
Postpaid	1.84%	2.30%	2.11%	2.09%	2.00%
Prepaid	3.84%	3.94%	4.33%	3.99%	4.04%
Nextel platform:
Postpaid	—	—	—	—	33.90%
Prepaid	—	—	—	—	32.13%
Transactions: (a)
Postpaid	3.87%	4.09%	5.48%	4.21%	7.05%
Prepaid	3.77%	4.95%	5.11%	5.28%	7.58%

Total retail postpaid churn	1.87%	2.33%	2.18%	2.13%	2.26%
Total retail prepaid churn	3.84%	3.97%	4.35%	4.03%	4.21%

Nextel Platform Connection Recaptures
Connections (in thousands) (4):
Postpaid	—	—	—	—	364
Prepaid	—	—	—	—	101
Rate (5):
Postpaid	—	—	—	—	34%
Prepaid	—	—	—	—	39%
(a) We acquired approximately 352,000 postpaid connections and 59,000 prepaid connections through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid connections, 721,000 prepaid connections, 93,000 wholesale connections and transferred 29,000 Sprint wholesale connections that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid connections as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

Wireless Operating Statistics (Unaudited) (continued)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14
ARPU (b)
Sprint platform:
Postpaid	$56.94	$58.90	$63.52	$59.63	$63.95	$64.25	$64.03
Prepaid	$27.50	$27.12	$26.45	$27.30	$26.16	$26.96	$26.38
Nextel platform:
Postpaid	$—	$—	$—	$—	$—	$36.66	$36.66
Prepaid	$—	$—	$—	$—	$—	$34.48	$34.48
Transactions: (a)
Postpaid	$40.28	$39.85	$37.26	$39.69	$36.99	$56.98	$39.21
Prepaid	$46.68	$45.80	$43.80	$45.72	$41.65	$18.26	$42.24

Total retail postpaid ARPU	$56.72	$58.63	$62.98	$59.32	$63.29	$63.68	$63.42
Total retail prepaid ARPU	$27.95	$27.61	$27.07	$27.81	$26.79	$27.01	$26.87

NON-GAAP RECONCILIATION - AVERAGE BILLINGS PER USER (ABPU)* (Unaudited)
(Millions, except ABPU*)

	Successor
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15
ABPU* (c)
Sprint platform service revenue	$5,049	$5,202	$5,719	$21,181
Add: Installment plan billings and lease revenue	423	288	55	1,041
Total for Sprint platform postpaid connections	$5,472	$5,490	$5,774	$22,222

Sprint platform ABPU*	$61.71	$62.16	$64.13	$62.55

(a) We acquired approximately 352,000 postpaid connections and 59,000 prepaid connections through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid connections, 721,000 prepaid connections, 93,000 wholesale connections and transferred 29,000 Sprint wholesale connections that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid connections as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Combined ARPU for the year-to-date March 31, 2014 period aggregates service revenue for the 101 days ended July 10, 2013 predecessor period and the year-to-date March 31, 2014 successor period divided by the sum of the average connections during the year-to-date period.
(c)Sprint platform postpaid ABPU* is calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the average number of connections during the period.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Net Operating Revenues
Service revenue	$7,138	$7,272	$7,876	$29,542	$22,970	$8,915	$31,885
Equipment revenue	1,144	1,701	999	4,990	2,796	894	3,690
Total Net Operating Revenues	8,282	8,973	8,875	34,532	25,766	9,809	35,575
Net Operating Expenses
Cost of services	2,381	2,330	2,622	9,660	7,796	3,033	10,829
Cost of products	1,827	2,952	2,038	9,309	6,641	2,579	9,220
Selling, general and administrative	2,331	2,647	2,371	9,563	7,198	2,731	9,929
Depreciation and amortization	1,454	1,320	1,297	5,349	4,231	1,753	5,984
Impairments (6)	—	2,133	75	2,133	75	—	75
Other, net	(29)	131	52	413	361	627	988
Total net operating expenses	7,964	11,513	8,455	36,427	26,302	10,723	37,025
Operating Income (Loss)	318	(2,540)	420	(1,895)	(536)	(914)	(1,450)
Interest expense	(523)	(506)	(516)	(2,051)	(1,434)	(703)	(2,137)
Equity in earnings of unconsolidated investments and other, net	8	10	1	27	68	2,665	2,733
(Loss) Income before Income Taxes	(197)	(3,036)	(95)	(3,919)	(1,902)	1,048	(854)
Income tax (expense) benefit	(27)	657	(56)	574	(100)	(1,563)	(1,663)
Net Loss	$(224)	$(2,379)	$(151)	$(3,345)	$(2,002)	$(515)	$(2,517)
Basic Net Loss Per Common Share	$(0.06)	$(0.60)	$(0.04)	$(0.85)	$(0.54)	$(0.17)	NM
Diluted Net Loss Per Common Share	$(0.06)	$(0.60)	$(0.04)	$(0.85)	$(0.54)	$(0.17)	NM
Basic Weighted Average Common Shares outstanding	3,962	3,957	3,949	3,953	3,693	3,038	NM
Diluted Weighted Average Common Shares outstanding	3,962	3,957	3,949	3,953	3,693	3,038	NM
Effective Tax Rate	-13.7%	21.6%	-58.9%	14.6%	-5.3%	149.1%	NM

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Net Loss	$(224)	$(2,379)	$(151)	$(3,345)	$(2,002)	$(515)	$(2,517)
Income tax expense (benefit)	27	(657)	56	(574)	100	1,563	1,663
(Loss) Income before Income Taxes	(197)	(3,036)	(95)	(3,919)	(1,902)	1,048	(854)
Equity in earnings of unconsolidated investments and other, net	(8)	(10)	(1)	(27)	(68)	(2,665)	(2,733)
Interest expense	523	506	516	2,051	1,434	703	2,137
Operating Income (Loss)	318	(2,540)	420	(1,895)	(536)	(914)	(1,450)
Depreciation and amortization	1,454	1,320	1,297	5,349	4,231	1,753	5,984
EBITDA*	1,772	(1,220)	1,717	3,454	3,695	839	4,534
Severance and exit costs (7)	(29)	22	52	304	361	627	988
Impairments (6)	—	2,133	75	2,133	75	—	75
Litigation (8)	—	91	—	91	—	—	—
Business combinations (9)	—	—	—	—	100	53	153
Partial pension settlement (10)	—	59	—	59	—	—	—
Release of assumed liability - U.S. Cellular asset acquisition (11)	—	(41)	—	(41)	—	—	—
Hurricane Sandy (12)	—	—	—	—	(7)	—	(7)
Adjusted EBITDA*	$1,743	$1,044	$1,844	$6,000	$4,224	$1,519	$5,743
Adjusted EBITDA Margin*	24.4%	14.4%	23.4%	20.3%	18.4%	17.0%	18.0%
Selected items:
Increase in deferred tax asset valuation allowance	$114	$500	$82	$911	$790	$1,145	$1,935
Accrued capital expenditures	$1,422	$1,827	$1,057	$6,182	$4,624	$2,072	$6,696
Cash paid for capital expenditures	$2,047	$1,568	$1,488	$6,004	$5,335	$1,759	$7,094

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (2)	$5,049	$5,202	$5,719	$21,181	$16,702	$6,469	$23,171
Prepaid (3)	1,272	1,215	1,232	4,905	3,497	1,408	4,905
Wholesale, affiliate and other	189	191	145	724	393	146	539
Total Sprint platform	6,510	6,608	7,096	26,810	20,592	8,023	28,615
Nextel platform:
Postpaid (2)	—	—	—	—	—	74	74
Prepaid (3)	—	—	—	—	—	17	17
Total Nextel platform	—	—	—	—	—	91	91
Transactions:
Postpaid (2)	47	52	70	222	240	26	266
Prepaid (3)	52	54	75	236	236	2	238
Wholesale	19	18	14	69	32	—	32
Total transactions	118	124	159	527	508	28	536

Equipment revenue	1,144	1,701	999	4,990	2,796	894	3,690
Total net operating revenues	7,772	8,433	8,254	32,327	23,896	9,036	32,932

Net Operating Expenses
Cost of services	2,006	1,902	2,106	7,945	6,441	2,532	8,973
Cost of products	1,827	2,952	2,038	9,309	6,641	2,579	9,220
Selling, general and administrative	2,242	2,545	2,273	9,179	6,817	2,550	9,367
Depreciation and amortization	1,406	1,259	1,224	5,109	4,032	1,636	5,668
Impairments (6)	—	1,900	72	1,900	72	—	72
Other, net	(29)	107	51	349	331	627	958
Total net operating expenses	7,452	10,665	7,764	33,791	24,334	9,924	34,258
Operating Income (Loss)	$320	$(2,232)	$490	$(1,464)	$(438)	$(888)	$(1,326)

Supplemental Revenue Data
Total retail service revenue	$6,420	$6,523	$7,096	$26,544	$20,675	$7,996	$28,671
Total service revenue	$6,628	$6,732	$7,255	$27,337	$21,100	$8,142	$29,242

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Operating Income (Loss)	$320	$(2,232)	$490	$(1,464)	$(438)	$(888)	$(1,326)
Severance and exit costs (7)	(29)	21	51	263	331	627	958
Impairments (6)	—	1,900	72	1,900	72	—	72
Litigation (8)	—	84	—	84	—	—	—
Business combinations (9)	—	—	—	—	25	—	25
Partial pension settlement (10)	—	43	—	43	—	—	—
Release of assumed liability - U.S. Cellular asset acquisition (11)	—	(41)	—	(41)	—	—	—
Hurricane Sandy (12)	—	—	—	—	(7)	—	(7)
Depreciation and amortization	1,406	1,259	1,224	5,109	4,032	1,636	5,668
Adjusted EBITDA*	$1,697	$1,034	$1,837	$5,894	$4,015	$1,375	$5,390
Adjusted EBITDA Margin*	25.6%	15.4%	25.3%	21.6%	19.0%	16.9%	18.4%
Selected items:
Accrued capital expenditures	$1,343	$1,616	$930	$5,589	$4,173	$1,884	$6,057
Cash paid for capital expenditures	$1,957	$1,376	$1,343	$5,442	$4,878	$1,570	$6,448

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14
Net Operating Revenues
Voice	$264	$289	$352	$1,174	$1,071	$419	$1,490
Data	52	52	62	213	200	94	294
Internet	335	333	345	1,353	1,092	479	1,571
Other	17	18	11	74	43	16	59
Total net operating revenues	668	692	770	2,814	2,406	1,008	3,414

Net Operating Expenses
Cost of services	538	581	668	2,338	1,903	741	2,644
Selling, general and administrative	90	100	90	363	269	123	392
Depreciation and amortization	46	59	69	232	192	115	307
Impairments (6)	—	233	3	233	3	—	3
Other, net	(2)	24	2	61	32	—	32
Total net operating expenses	672	997	832	3,227	2,399	979	3,378
Operating (Loss) Income	$(4)	$(305)	$(62)	$(413)	$7	$29	$36

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Operating (Loss) Income	$(4)	$(305)	$(62)	$(413)	$7	$29	$36
Severance and exit costs (7)	(2)	2	2	39	32	—	32
Impairments (6)	—	233	3	233	3	—	3
Litigation (8)	—	6	—	6	—	—	—
Partial pension settlement (10)	—	16	—	16	—	—	—
Depreciation and amortization	46	59	69	232	192	115	307
Adjusted EBITDA*	$40	$11	$12	$113	$234	$144	$378
Adjusted EBITDA Margin*	6.0%	1.6%	1.6%	4.0%	9.7%	14.3%	11.1%
Selected items:
Accrued capital expenditures	$68	$70	$72	$278	$227	$104	$331
Cash paid for capital expenditures	$70	$81	$79	$275	$232	$110	$342

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor		Predecessor	Combined (1)
	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	3/31/14	7/10/13	3/31/14
Operating Activities
Net loss	$(3,345)	$(2,002)	$(515)	$(2,517)
Impairments (6)	2,133	75	—	75
Depreciation and amortization	5,349	4,231	1,753	5,984
Provision for losses on accounts receivable	892	414	111	525
Share-based and long-term incentive compensation expense	86	133	20	153
Deferred income tax (benefit) expense	(609)	79	1,562	1,641
Gain on previously-held equity interests	—	—	(2,926)	(2,926)
Equity in losses of unconsolidated investments, net	—	—	280	280
Amortization and accretion of long-term debt premiums and discounts, net	(303)	(234)	(5)	(239)
Other working capital changes, net	(1,736)	(1,470)	1,004	(466)
Other, net	(17)	(763)	447	(316)
Net cash provided by operating activities	2,450	463	1,731	2,194

Investing Activities
Capital expenditures	(6,004)	(5,335)	(1,759)	(7,094)
Expenditures relating to FCC licenses	(163)	(298)	(70)	(368)
Reimbursements relating to FCC licenses	95	—	—	—
Change in short-term investments, net	1,054	(119)	869	750
Acquisitions, net of cash acquired	—	(14,112)	(4,039)	(18,151)
Investment in Clearwire (including debt securities)	—	—	(228)	(228)
Proceeds from sales of assets and FCC licenses	315	8	4	12
Other, net	(11)	(8)	(4)	(12)
Net cash used in investing activities	(4,714)	(19,864)	(5,227)	(25,091)

Financing Activities
Proceeds from debt and financings	1,930	9,500	—	9,500
Debt financing costs	(87)	(148)	(1)	(149)
Repayments of debt, financing and capital lease obligations	(574)	(3,537)	(303)	(3,840)
Proceeds from issuance of common stock and warrants, net	35	18,567	53	18,620
Other, net	—	(14)	—	(14)
Net cash provided by (used in) financing activities	1,304	24,368	(251)	24,117

Net (Decrease) Increase in Cash and Cash Equivalents	(960)	4,967	(3,747)	1,220

Cash and Cash Equivalents, beginning of period	4,970	3	6,275	3,750

Cash and Cash Equivalents, end of period	$4,010	$4,970	$2,528	$4,970

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	3/31/15	12/31/14	3/31/14	3/31/15	3/31/14	7/10/13	3/31/14

Net Cash Provided by (Used in) Operating Activities	$976	$(233)	$522	$2,450	$463	$1,731	$2,194

Capital expenditures	(2,047)	(1,568)	(1,488)	(6,004)	(5,335)	(1,759)	(7,094)
Expenditures relating to FCC licenses, net	(42)	(42)	(152)	(68)	(298)	(70)	(368)
Proceeds from sales of assets and FCC licenses	201	13	1	315	8	4	12
Other investing activities, net	(2)	(3)	(2)	(11)	(8)	(4)	(12)
Free Cash Flow*	(914)	(1,833)	(1,119)	(3,318)	(5,170)	(98)	(5,268)

Debt financing costs	(50)	(37)	(1)	(87)	(148)	(1)	(149)
Increase (decrease) in debt and other, net	1,446	273	(159)	1,356	5,963	(303)	5,660
Acquisitions, net of cash acquired	—	—	—	—	(14,112)	(4,039)	(18,151)
(Payments for) proceeds from issuance of common stock and warrants, net of payments for shares surrendered for taxes	(15)	4	—	35	18,567	53	18,620
Investment in Clearwire (including debt securities)	—	—	—	—	—	(228)	(228)
Other financing activities, net	—	—	—	—	(14)	—	(14)
Net Increase (Decrease) in Cash, Cash
Equivalents and Short-Term Investments	$467	$(1,593)	$(1,279)	$(2,014)	$5,086	$(4,616)	$470

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor
	3/31/15	3/31/14
Assets
Current assets
Cash and cash equivalents	$4,010	$4,970
Short-term investments	166	1,220
Accounts and notes receivable, net	2,290	3,607
Device and accessory inventory	1,359	982
Deferred tax assets	62	128
Prepaid expenses and other current assets	1,890	672
Total current assets	9,777	11,579

Investments and other assets	1,077	892
Property, plant and equipment, net	19,721	16,299
Goodwill	6,575	6,383
FCC licenses and other	39,987	41,978
Definite-lived intangible assets, net	5,893	7,558
Total assets	$83,030	$84,689

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,347	$3,163
Accrued expenses and other current liabilities	5,293	5,544
Current portion of long-term debt, financing and capital lease obligations	1,300	991
Total current liabilities	10,940	9,698

Long-term debt, financing and capital lease obligations	32,531	31,787
Deferred tax liabilities	13,898	14,207
Other liabilities	3,951	3,685
Total liabilities	61,320	59,377

Stockholders' equity
Common shares	40	39
Paid-in capital	27,468	27,354
Treasury shares, at cost	(7)	—
Accumulated deficit	(5,383)	(2,038)
Accumulated other comprehensive loss	(408)	(43)
Total stockholders' equity	21,710	25,312
Total liabilities and stockholders' equity	$83,030	$84,689

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor
	3/31/15	3/31/14

Total Debt	$33,831	$32,778
Less: Cash and cash equivalents	(4,010)	(4,970)
Less: Short-term investments	(166)	(1,220)
Net Debt*	$29,655	$26,588

SCHEDULE OF DEBT (Unaudited)
(Millions)

			3/31/15
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
7.625% Notes due 2025	7.625%	02/15/2025	1,500
Sprint Corporation			10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	4.080%	12/15/2015	500
Export Development Canada Facility (Tranche 3)	3.495%	12/17/2019	300
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			14,080

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

Secured Equipment Credit Facilities	1.853% - 2.204%	2017 - 2022	610

Tower financing obligation	6.092%	09/30/2021	275
Capital lease obligations and other		2015 - 2023	127
TOTAL PRINCIPAL			32,725

Net premiums			1,106
TOTAL DEBT			$33,831
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $470 million in letters of credit outstanding under the unsecured revolving bank credit facility, and (iii) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
Financial results include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through March 31, 2014. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined results of operations and cash flows for the Predecessor and Successor periods for the twelve-month period ended March 31, 2014. (See Financial Measures for further information).

(2)
Postpaid connections on the Sprint platform are defined as retail postpaid devices with an active line of service on the CDMA network, including connections utilizing WiMax and LTE technology. Postpaid connections previously on the Nextel platform are defined as retail postpaid connections on the iDEN network, which was shut-down on June 30, 2013. Postpaid connections from transactions are defined as retail postpaid connections acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. Included in Sprint platform net additions are tablets and connected devices, which generally generate a significantly lower ARPU than other postpaid connections.

(3)
Prepaid connections on the Sprint platform are defined as retail prepaid connections and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid connections previously on the Nextel platform are defined as retail prepaid connections who utilized the iDEN network, which was shut-down on June 30, 2013. Prepaid connections from transactions are defined as retail prepaid connections acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(4)
Nextel Connection Recaptures are defined as the number of connections that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as connections on the postpaid or prepaid Sprint platform, respectively. Connections that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.

(5)
The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total connections that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.

(6)
For the third quarter of fiscal year 2014, impairment losses were recorded after determining that the carrying value exceeded estimated fair value of both the Sprint trade name and Wireline asset group, which consists primarily of property, plant and equipment.

(7)
Severance and exit costs are primarily associated with work force reductions and exit costs associated with the Nextel platform and access terminations and those related to exiting certain operations of Clearwire.

(8)	For the third quarter of fiscal year 2014, litigation primarily includes legal reserves and fees incurred in relation to various pending legal suits and proceedings.

(9)
For the second and first quarters of fiscal year 2013, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the transactions with SoftBank and our acquisition of Clearwire.

(10)
The partial pension settlement resulted from amounts paid to eligible terminated participants who voluntarily elected to receive lump sum distributions as a result of an approved plan amendment to the Sprint Retirement Pension Plan by the Board of Directors in June 2014.

(11)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million.

(12)	Hurricane Sandy amounts for the quarter-to-date December 31, 2013 period represent insurance recoveries.

*FINANCIAL MEASURES

On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information represents Sprint Corporation, which includes the activity and accounts of Sprint Communications, Inc. as of and for the three and twelve-month periods ended March 31, 2015 and the twelve-month period ended March 31, 2014. The accounts and activity for the successor periods from October 5, 2012 (date of inception) to December 31, 2012 and from January 1, 2013 to July 10, 2013 consist of the activity of Starburst II prior to the close of the SoftBank Merger. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication Inc.’s historical cost, and are, therefore, not comparable.

In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the twelve-month period ended March 31, 2014 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of April 1, 2013.

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

ABPU is average billings per user and calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the average number of connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period, if applicable. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Transition Report on Form 10-K for the period ended March 31, 2014, and, when filed, our Form 10-K for the fiscal year ended March 31, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 57 million connections as of March 31, 2015 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past four years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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